EXHIBIT 7


                                IVAX CORPORATION

                       NONQUALIFIED STOCK OPTION AGREEMENT


         1. IVAX Corporation, a Delaware corporation (the "Company"), hereby grants to the Optionee named below a Nonqualified Stock Option ("Option") to purchase, in accordance with and subject to the terms and conditions of:

                  (i) the IVAX Corporation Stock Option Plan, as it may be amended ("Plan"), a copy of which is attached hereto and made a part hereof; and

                  (ii) this Nonqualified Stock Option Agreement ("Agreement"), the number of shares of its Common Stock, $.10 par value ("Shares") at a price set forth herein as follows:

                  Optionee:  Phillip Frost, M.D.

                  No. of Shares Covered by Option:  200,000

                  Option Price Per Share:  $21 1/8

                  Date of Grant:   February 19, 1993

                  Expiration Date:  February 18, 2000

         2. The Option granted under this Agreement may be exercised with respect to one-fourth of the number of Shares covered hereby at the end of each of the first four years after the Date of Grant, provided that the Optionee remains in the continuous employ of the Company or its subsidiaries until each vesting date. In the event that the Optionee's employment with the Company or its subsidiaries is terminated prior to the date on which the Option or any portion thereof vests (becomes exercisable), the non-vested portion of the Option will be void, and will not become exercisable by the Optionee. Notwithstanding the foregoing, the Option may not be exercised as to less than ten Shares at any time (or the number of remaining Shares then purchasable under the Option if less than ten Shares).

         3. The Option granted under this Agreement may be exercised for the number of Shares specified in a written notice delivered to the Company at least ten days prior to the date on which purchase is requested, accompanied by full payment in cash or Shares or a combination of both, in the manner and subject to the terms and conditions set forth in the Plan. If any applicable law or regulation requires the Company to take any action with respect to the Shares specified in such notice, or if any action remains to be taken under the Certificate of Incorporation or By-laws of the


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Company to effect due issuance of the Shares, then the Company shall take such action and the day for delivery of such Shares shall be extended for the period necessary to take such action.

         4. The issuance of Options or any Shares pursuant to Options shall not give the Optionee any right to be retained in the employ of the Company nor shall it affect the right of the Company to discharge or discipline the Optionee or the right of the Optionee to terminate his employment at any time.

         5. As a condition of the Company's obligation to issue Shares upon exercise of the Option granted under this Agreement, if requested by the Company, the Optionee shall, concurrently with the delivery of the stock certificate representing the Shares so purchased, give such written assurances to the Company, in the form and substance that its counsel reasonably request, to the effect that the Optionee is acquiring the Shares for investment and without any present intention of reselling or redistributing the same in violation of any applicable state or federal law. In the event that the Company elects to register under the Securities Act of 1933 and any applicable state laws the Shares which are the subject of the Option granted under this Agreement, the issuance of such Shares shall not be subject to the restrictions contained in this paragraph 5.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed as of the Date of Grant stated above.

                                         IVAX CORPORATION



                                         By:___________________________
                                            Phillip Frost, M.D.
                                            Chairman of the Board
                                            and Chief Executive Officer


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         I hereby accept the Nonqualified Stock Option granted above in accordance with and subject to the terms and conditions of (i) the IVAX Corporation Stock Option Plan, as may be amended, and (ii) the Nonqualified Stock Option Agreement set forth above, and agree to be bound thereby.


Date Accepted.


________________________                     ____________________________
                                             Optionee



                                             _____________________________
                                             Social Security Number